HAGERTY Q1 2022 | 2 S T O C K H O L D E R L E T T E R 2022 is On Track & On Mission The cold winter months in much of North America found many automotive enthusiasts taking time off from driving. There were fewer car events, fewer drivable days, fewer opportunities for car lovers to gather with friends — but the automotive world never sleeps. Winter is the time to work on vehicles in storage, to finish up restoration projects or the latest performance build, to catch up on automotive reading or TV shows or to shop for the next dream car at an auction or favorite dealership. Like these people, our incredible One Team Hagerty has been working diligently through these quieter months to prepare for the driving season ahead and plan for the busiest months of our year. Our purpose - to save driving and car culture - is in front of us every day and it forces discipline into the sustained efforts and investments we are making for the years ahead. We believe the ultimate measure of our success will be how many car lovers we bring into our ecosystem over the years and how well we help them enjoy the satisfaction of car ownership and pleasure driving. As we’ve seen at the beginning of 2022, we believe our products and services are built to have a compounding effect. This is why we hope you invest in Hagerty. We are pleased to share our first quarter results and report that we are on track for our full-year outlook and guidance. Total revenue grew 30% year- over-year to $168 million. Written Premium grew 16% year-over-year to $155 million. Total active members grew 11% year-over-year to 2.5 million. We maintained our industry leading NPS score of 82. And we are on track for a fourth quarter launch of our Dear Hagerty Stockholders, Members and One Team Hagerty,

HAGERTY Q1 2022 | 3 partnership with State Farm, which we believe will turbocharge our growth in the years ahead. Across our automotive ecosystem, the first quarter saw us reach many significant strategic milestones. A few highlights include: » First and foremost, we announced the expansion of Hagerty Marketplace, which will offer platforms for buying and selling collectible cars. This market is large – with our own members alone buying and selling approximately $9.5 billion worth of cars in 2021. We believe our strategic investment in the trusted experts at Broad Arrow Group will give us a competitive advantage in this lucrative arena. » One gateway to the car hobby these days is video games, so in the first quarter we announced an exciting new partnership with Sony to integrate Hagerty into Gran Turismo 7™, the popular game enjoyed by millions internationally. Gamers of all ages can now access the Hagerty Legends Garage where they can own and drive more than 70 of the best and most iconic cars of all time. This is a fun way to draw them into our world. » For the first time ever, we operated the Amelia Concours d’Elegance, attracting 22,000 enthusiasts to northeastern Florida in March. We also announced plans to reimagine and expand the upcoming Detroit Concours d’Elegance. And we expanded Hagerty Garage + Social, our growing nationwide network of premium storage clubhouses. » Finally, we celebrated the addition of RADwood and Concours d’Lemons to Hagerty’s portfolio of events. RADwood features the cars, music and fashions of the ‘80s and ‘90s while d’Lemons events celebrate the oddball and unexceptional of the automotive world. Both are a lot of fun. Each of these additions represent a new and distinct on-ramp to our ecosystem of products and services. We intend to build many more in the coming months and years, with each encouraging car lovers to engage with more of what we have to offer. Insurance will always be our bedrock, but the collector vehicle market is large and growing, and the ecosystem we have created is positioning us to go deeper and grow with it. We are glad you are on this drive with us. Onward and upward!  McKeel Hagerty CEO, Hagerty

HAGERTY Q1 2022 | 4 F I R S T Q U A R T E R 2 0 2 2 F I N A N C I A L H I G H L I G H T S The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this letter. » Total Revenue grew 30% year-over-year to $167.8 million compared to $129.2 million in the prior year period. This strong growth is attributable to a $25.9 million increase in earned premium primarily related to organic growth and a 10% increase in contractual quota share. » Total Written Premium grew 16% year- over-year to $154.8 million compared to $133.7 million in the prior year period. » Customer Retention remained strong at 89%. » Loss Ratio remained constant at 41% for the first quarter of 2022 and the first quarter of 2021. » HDC paid members grew 9% year-over- year to approximately 727,000 members. » Revenue per paid member increased 21% year-over-year to $134 compared to $111 in the prior year period. » Net Income (Loss) increased year-over- year to $15.9 million compared to $(6.9) million in the prior year period. » Adjusted EBITDA decreased year-over- year to $(6.0) million compared to $1.0 million in the prior year period. » Operating Income (Loss) decreased year-over-year to $(13.0) million compared to $(5.1) million in the prior year period. » Contribution Margin increased year- over-year to $37.1 million compared to $31.1 million in the prior year period. » Basic Earnings per Share (“Basic EPS”) was $0.33 and Diluted Earnings (Loss) per Share was $(0.01). » Adjusted EPS was $0.04. Adjusted EPS was lower than Basic EPS due to the inclusion of issued and outstanding Class V Common Stock, along with our unexercised warrants.

F I R S T Q U A R T E R 2 0 2 2 B U S I N E S S H I G H L I G H T S » Reached 2.5 million total members and 1.3 million paid members as of March 31, 2022. » U.S. and U.K. reinsurance quota share increased to 70%, further increasing our share of profit. » Successfully completed our previously announced joint venture with Broad Arrow Group, which enhanced our portfolio of automotive-focused offerings for car enthusiasts under Hagerty Marketplace by offering new services for the buying and selling of collector cars. » Negotiated the acquisition of Speed Digital, which enhances our Hagerty Marketplace business to establish relationships with their dealer partners and facilitate growth in Hagerty’s Marketplace products; augment our automotive intelligence data; and allow Motorious.com to drive audience engagement, content distribution and advertising revenues. » Achieved a 50% year-over-year increase of cars in storage at our premium Hagerty Garage + Social locations. » The renowned Amelia Concours d’Elegance drew attendance of more than 22,000 enthusiasts. Hagerty expanded its investment in the event considerably compared to previous years. » Developed Classifieds and enhanced HDC Membership offerings with the ultimate platform for car lovers to buy and sell the things they love. This service allows all HDC Members to list their cars at no additional charge to one of the world’s largest enthusiast networks. » Announced a licensing agreement to produce Concours d’Lemons, a motoring festival designed to celebrate the oddball, mundane and unexceptional of the automotive world. » Announced the addition of RADwood, an event brand devoted to celebrating the ‘80s and ‘90s automotive lifestyle. Taking ownership of RADwood builds on Hagerty’s purpose to save driving and car culture while expanding and supporting inspiring experiences for automotive enthusiasts. » Signed a global gaming partnership with Sony Interactive Entertainment’s Gran Turismo™ 7 available on PS4™ and PS5™ consoles. The partnership is an exciting first for Hagerty, which continues its reach into the entertainment world by embedding automotive history, knowledge and access within the game to foster car love for players and Hagerty members. HAGERTY Q1 2022 | 5

HAGERTY Q1 2022 | 6 D R I V I N G F U T U R E G R O W T H Hagerty Marketplace In January 2022, we launched Hagerty Marketplace and completed our previously announced joint venture with Broad Arrow Group, and we plan to develop a proprietary digital platform to support our Marketplace activities. We believe auto enthusiasts will find our new services extremely valuable, including new trust- based platforms for buying and selling collector cars. Broad Arrow brings a team of industry veterans with more than 100 years of combined experience advising enthusiasts buying and selling collector cars. We also plan to expand our peer-to-peer rental platform and to introduce financing options to our members. MGA Insurance We expect to launch our strategic partnership with State Farm at the end of 2022 and to continue to look for similar partnerships with other major carriers longer-term. We also plan to deepen our penetration into services and data analytics in order to support our existing partnership customer base. Membership We look forward to increasing our paid member penetration through an enhanced value proposition for our customers. We also expect to increase conversion of our legacy insurance book to HDC and to integrate our multiple digital platforms. Reinsurance We continue to benefit from our contractual quota share arrangements with the U.S. and U.K. 2022 share increasing to 70%. We look to methodically continue growing our international share of underwriting profit. Media & Entertainment We will continue to push forward with our strategy to expand our digital audience, as we continue to believe that where possible, products and service transactions will be moved online. We are also focusing on owned and operated events – for example, Amelia Concours d’Elegance was attended by more than 22,000 enthusiasts in the first quarter. Additionally, RADwood and Concours d’Lemons have joined our events calendar in 2022 as we evolve to produce more casual and fun gatherings. These events provide us with a terrific opportunity to reach growing and new auto segments. Finally, we’re also excited about our entry into the interactive gaming world through our newly announced partnership with Sony to integrate Hagerty into the popular Gran Turismo™ 7 video game. State Farm Update We are on track for a fourth quarter launch of our transformative partnership with State Farm. Our digital and technology team is entering into testing phase for the project and we are still anticipating up to 75% HDC adoption rate on new insurance policies and an average annual revenue per customer of $85-$100. As we move through 2022 and beyond, we are extremely excited about and focused on our on- going efforts to position the Company for strong and sustainable long-term organic growth and profitability. We are confident the opportunities we have identified to monetize our significant addressable market will expand our share and position us to grow with it. We plan to invest further in our capabilities in 2022 to capitalize on these opportunities to drive future growth.

APPENDIX

HAGERTY Q1 2022 | 8 Conference Call Details Hagerty will hold a conference call to discuss the financial results today at 5:00 pm Eastern Time. A webcast of the conference call, including the Company’s Investor presentation highlighting first quarter 2022 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time. A webcast replay of the call will be available at investor.hagerty.com for 90 days following the call. Forward Looking Statements This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services; (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “seek,” “target,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, but are not limited to: (i) Hagerty’s ability to compete effectively within its industry and attract and retain members; (ii) its dependence on a limited number of insurance distribution and underwriting carrier partners; (iii) Hagerty’s ability to prevent, monitor and detect fraudulent activity, including its reliance on a limited number of payment processing services; (iv) disruptions, interruptions, outages with its technology platforms or third-party services; (v) the limited operating history of some or Hagerty’s membership products and the success of any new insurance programs and products; (iv) adverse impacts from the COVID-19 pandemic and current and future variants of the virus; (vii) the cyclical nature of the insurance business and Hagerty’s ability to collect vehicle usage and driving data; (viii) unexpected increases in the frequency or severity of claims; (ix) compliance with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (x) whether investors or securities analysts view Hagerty’s stock structure unfavorably, particularly its dual-class structure; (xi) the fact that Hagerty is a controlled company; and (xii) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Hagerty. The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company’s other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods. Use of Non-GAAP Financial Measures As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication. Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter. Investor Relations Contact: investor@hagerty.com Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

IN THOUSANDS (EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,	
	2022	**2021**
Revenues		
Commission and fee revenue	$ 62,461	$ 54,373
Earned premium	89,132	63,234
Membership and other revenue	16,218	11,593
Total revenues	167,811	129,200
Operating Expenses		
Salaries and benefits	46,476	38,149
Ceding commission	42,378	30,389
Losses and loss adjustment expenses	36,919	26,193
Sales expense	28,437	20,352
General and administrative services	19,458	14,842
Depreciation and amortization	7,147	4,371
Total operating expenses	180,815	134,296
OPERATING INCOME (LOSS)	(13,004)	(5,096)
Change in fair value of warrant liabilities	31,686	—
Interest and other income (expense)	(684)	(437)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	17,998	(5,533)
Income tax expense	(2,030)	(1,318)
Income (loss) on equity method investment, net of tax	(102)	—
NET INCOME (LOSS)	15,866	(6,851)
Net loss (income) attributable to non-controlling interest	11,641	45
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ 27,507	$ (6,806)
Earnings (loss) per share of Class A Common Stock		
Basic	$ 0.33	N/A
Diluted	$ (0.01)	N/A
Weighted-average shares of Class A Common Stock outstanding:		
Basic	82,433	N/A
Diluted	335,903	N/A
Earnings (loss) per Members' Unit		
Basic and diluted	N/A	$ (68.06)
Weighted-average units outstanding:		
Basic and diluted	N/A	100

HAGERTY Q1 2022 | 9

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

IN THOUSANDS (EXCEPT SHARE/UNIT AMOUNTS)

Assets	**March 31, 2022**	**December 31, 2021**
Current Assets		
Cash and cash equivalents	$ 237,590	$ 275,332
Restricted cash and cash equivalents	324,605	328,640
Accounts receivable	47,845	46,729
Premiums receivable	97,637	75,297
Commission receivable	14,145	57,596
Prepaid expenses and other current assets	43,649	30,155
Deferred acquisition costs, net	84,994	81,535
Total current assets	850,465	895,284
Property and equipment, net	27,795	28,363
Long-Term Assets		
Prepaid expenses and other non-current assets	33,927	30,565
Intangible assets, net	84,249	76,171
Goodwill	11,510	11,488
Equity method investments	15,148	—
Total long-term assets	144,834	118,224
Total Assets	$ 1,023,094	$ 1,041,871
Liabilities and Equity		
Current Liabilities:		
Accounts payable	$ 9,733	$ 9,084
Losses payable and provision for unpaid losses and loss adjustment expenses	111,871	109,351
Unearned premiums	181,472	175,199
Commissions payable	45,838	60,603
Due to insurers	74,429	58,031
Advanced premiums	29,459	13,867
Accrued expenses	34,241	46,074
Contract liabilities	21,253	21,723
Other current liabilities	5,394	1,886
Total current liabilities	513,690	495,818
Long-Term Liabilities:		
Accrued expenses	8,127	13,166
Contract liabilities	19,167	19,667
Long-term debt	117,500	135,500
Deferred tax liability	11,002	10,510
Warrant liabilities	55,773	89,366
Other long-term liabilities	7,444	7,043
Total long-term liabilities	219,013	275,252
Total Liabilities	$ 732,703	$ 771,070

CONTINUED

HAGERTY Q1 2022 | 10

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

IN THOUSANDS (EXCEPT SHARE/UNIT AMOUNTS)

	March 31, 2022	December 31, 2021
Commitments and Contingencies		
Redeemable non-controlling interest	$ —	$ 593,277
Stockholders' / Members' Equity		
Preferred stock, $0.0001 par value (20,000,000 shares authorized, no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	—	—
Class A common stock, $0.0001 par value (500,000,000 shares authorized, 82,452,214 and 82,327,466 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	8	8
Class V common stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of March 31, 2022 and December 31, 2021)	25	25
Additional paid-in capital	528,615	160,189
Accumulated earnings (deficit)	(454,768)	(482,276)
Accumulated other comprehensive income (loss)	92	(1,727)
Total stockholders' / members' equity:	73,972	(323,781)
Non-controlling interest	216,419	1,305
Total equity	290,391	(322,476)
Total Liabilities and Equity	$ 1,023,094	$ 1,041,871

CONCLUDED

HAGERTY Q1 2022 | 11

HAGERTY Q1 2022 | 12 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) Three months ended March 31, 2022 2021 Operating Activities: Net income (loss) $ 15,866 $ (6,851) Adjustments to reconcile net income (loss) to net cash from operating activities: Change in fair value of warrant liabilities (31,686) — Depreciation and amortization expense 7,147 4,371 Provision for deferred taxes 462 613 Loss on disposals of equipment, software and other assets 198 2,094 Other 152 (19) Changes in assets and liabilities: Accounts receivable (1,154) (880) Premiums receivable (22,339) (22,353) Commission receivable 43,443 40,441 Prepaid expenses and other assets (15,190) (13,090) Deferred acquisition costs (3,459) (3,760) Accounts payable 651 (4,189) Losses payable and provision for unpaid losses and loss adjustment expenses 2,520 5,032 Unearned premiums 6,272 7,755 Commissions payable (14,765) (8,650) Due to insurers 16,362 16,192 Advanced premiums 15,559 12,045 Accrued expenses (4,530) (11,010) Contract liabilities (1,025) (533) Other current liabilities (5,470) 3,789 Net Cash Provided by Operating Activities 9,014 20,997 Investing Activities: Purchases of property and equipment and software (10,532) (10,561) Acquisitions, net of cash acquired (6,028) (3,170) Purchase of equity method investment (15,250) — Purchase of fixed income securities — (7,446) Other investing activities 13 4 Net Cash Used in Investing Activities $(31,797) $ (21,173) CONTINUED IN THOUSANDS

HAGERTY Q1 2022 | 13 C O N S O L I D AT E D S TAT E M E N T S O F C A S H F L O W S ( U N A U D I T E D ) Three months ended March 31, 2022 2021 Financing Activities: Payments on long-term debt $ (40,500) $ (22,500) Proceeds from long-term debt 22,500 15,000 Payments on notes payable (1,000) (1,000) Net Cash Used in Financing Activities (19,000) (8,500) Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents 6 274 Change in cash and cash equivalents and restricted cash and cash equivalents (41,777) (8,402) Beginning cash and cash equivalents and restricted cash and cash equivalents 603,972 299,078 Ending cash and cash equivalents and restricted cash and cash equivalents $ 562,195 $ 290,676 Non-Cash Investing Activities: Purchase of property and equipment and software $ 4,580 $ 5,823 Cash Paid For: Interest $ 766 $ 570 Income taxes $ 3,100 $ 60 CONCLUDED 2022 2021 Cash and cash equivalents $ 237,590 $ 41,274 Restricted cash and cash equivalents 324,605 249,402 Total cash and cash equivalents and restricted cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows $ 562,195 $ 290,676 The following table provides a reconciliation of cash and cash equivalents and restricted cash and cash equivalents as presented for the three months ended March 31, 2022 and 2021: IN THOUSANDS IN THOUSANDS

HAGERTY Q1 2022 | 14 KEY PERFORMANCE INDICATORS AND CERTAIN NON-GAAP FINANCIAL MEASURES In addition to the measures presented in our Condensed Consolidated Financial Statements, we use the following key performance indicators and certain non-GAAP financial measures to evaluate our business, measure our performance, identify trends in our business against planned initiatives, prepare financial projections and make strategic decisions. We believe these financial and operational measures are useful in evaluating our performance when read together with our financial results prepared in accordance with GAAP. The following table presents these metrics as of and for the periods presented: Three months ended March 31, 2022 2021 Total Revenue (IN THOUSANDS) $167,811 $129,200 New Business Count (Insurance) 47,514 51,799 Total Written Premium (IN THOUSANDS) $154,790 $133,707 Policies in Force Retention (END OF PERIOD) 88.9% 90.0% Loss Ratio 41.4% 41.4% HDC Paid Member Count (END OF PERIOD) 727,010 666,609 Net Promoter Score (NPS) 82.0 82.0 Net Income (Loss) (IN THOUSANDS) $15,866 $(6,851) Adjusted EBITDA (IN THOUSANDS) $(5,959) $1,039 Basic Earnings (Loss) Per Share $0.33 N/A Adjusted Earnings (Loss) Per Share $0.04 N/A Operating Income (Loss) (IN THOUSANDS) $(13,004) $(5,096) Contribution Margin (IN THOUSANDS) $37,146 $31,080

RECONCILIATION OF NON-GAAP METRICS

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) (the most directly comparable GAAP measure) before interest, income taxes, and depreciation and amortization (EBITDA), adjusted to exclude changes in fair value of warrant liabilities, gains and losses from asset disposals and certain other non-recurring gains and losses. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

Our management uses Adjusted EBITDA:

- as a measurement of operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
- for planning purposes, including the preparation of our internal annual operating budget and financial projections;
- to evaluate the performance and effectiveness of our operational strategies;
- to evaluate our capacity to expand our business;
- as a performance factor in measuring performance under our executive compensation plan; and
- as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

By providing this non-GAAP financial measure, together with a reconciliation to the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our condensed consolidated financial statements as indicators of financial performance. Some of these limitations include:

- Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
- Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
- Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
- Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes
- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures does not reflect any cash requirements for such replacements
- Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Due to these limitations, Adjusted EBITDA should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our condensed consolidated financial statements as indicators of financial performance. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss):

	IN THOUSANDS **Three months ended March 31,**	
	2022	**2021**
Net income (loss)	$ 15,866	$ (6,851)
Interest and other (income) expense	684	437
Income tax expense	2,030	1,318
Depreciation and amortization	7,147	4,371
Change in fair value of warrant liabilities	(31,686)	—
Net (gain) loss from asset disposals	—	1,764
Adjusted EBITDA	$ (5,959)	$ 1,039

We incurred $9.3 million and $7.0 million during the three months ended March 31, 2022 and 2021, respectively, for certain pre-revenue costs related to scaling our infrastructure, newly-developed digital platforms and legacy systems, human resources and occupancy to accommodate our alliance with State Farm and potentially other distribution partnerships as well as to further develop our Hagerty Marketplace transactional platform. These costs were not included in the Adjusted EBITDA reconciliation above.

Pursuant to a defined set of activities and objectives, these expenses are adding entirely new capabilities for us, integrating our new and legacy policyholder, membership and Hagerty Marketplace systems with State Farm's legacy policy and agent management systems and other third-party platforms. In addition to onboarding a third-party project management related to these initiatives, we leased a new member service center in Dublin, Ohio and added several hundred new employees as of March 31, 2022 to meet the expected transactional volume from these initiatives.

These costs commenced in 2020 and are expected to be substantially completed in 2023.

HAGERTY Q1 2022 | 15

HAGERTY Q1 2022 | 16 Adjusted EPS We define Adjusted Earnings (Loss) Per Share (“Adjusted EPS”) as consolidated Net income (loss) that is attributable to both our controlling and non-controlling interest of $15.9 million divided by the outstanding and potentially dilutive shares of Hagerty, Inc. (353.0 million shares) which includes (1) the weighted average issued and outstanding shares of Class A Common Stock, (2) all issued and outstanding shares of Class V Common Stock, and (3) all un-exercised warrants. The most directly comparable GAAP measure is basic earnings per share (“Basic EPS”), which is calculated as Net income (loss) attributable to only controlling interest in Hagerty, Inc. of $27.5 million divided by the weighted average issued and outstanding shares of Class A Common Stock (82.4 million shares). In accordance with ASC 260, for periods in which we report a net loss to stockholders, diluted EPS would be the same as Basic EPS, because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. As a result, in periods where we report a net loss attributable to controlling interest, such as during the year ended December 31, 2021, EPS did not need to be differentiated between basic or diluted EPS because both basic and diluted EPS were the same. In periods where we report net income attributable to controlling interest, such as the three months ended March 31, 2022, we believe that Basic EPS is the most comparable GAAP measure to Adjusted EPS. We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share. We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by investors and securities analysts in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated net loss (which includes our controlling and non-controlling interest) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis. We further believe that investors’ understanding of our performance across periods is enhanced by Adjusted EPS as a supplemental measure of our results of operations. Our management uses Adjusted EPS: » as a measurement of operating performance of our business on a fully consolidated basis; » to evaluate the performance and effectiveness of our operational strategies; » to evaluate our capacity to expand our business; and » as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning. R E C O N C I L I AT I O N O F N O N - G A A P M E T R I C S

RECONCILIATION OF NON-GAAP METRICS

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

IN THOUSANDS (EXCEPT PER SHARE AMOUNTS)	2022
Numerator:	
Net income (loss) attributable to controlling interest (1)	$ 27,507
Net income (loss) attributable to non-controlling interest	(11,641)
Consolidated net income (loss) (2)	$15,866
Denominator:	
Weighted-average shares of Class A Common Stock outstanding:	
Basic (1)	82,433
Potentially dilutive shares outstanding:	
Class V Common Stock outstanding	251,034
Warrants outstanding	19,484
Potentially dilutive shares outstanding	270,518
Fully dilutive shares outstanding (2)	352,951
Basic EPS = (Net income (loss) attributable to controlling interest / Weighted-average shares of Class A Common Stock outstanding) (1)	$ 0.33
Adjusted EPS = (Consolidated net income (loss) / Fully dilutive shares outstanding) (2)	$ 0.04

(1) Numerator and Denominator of the GAAP measure Basic EPS
(2) Numerator and Denominator of the non-GAAP measure Adjusted EPS

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RECONCILIATION OF NON-GAAP METRICS

Contribution Margin

We define Contribution Margin as total revenue less operating expense adding back our fixed operating expenses such as depreciation and amortization, general and administrative costs and shared service salaries and benefits expenses. We define Contribution Margin Ratio as Contribution Margin divided by total revenue.

We present Contribution Margin and Contribution Margin Ratio because we consider them to be important supplemental measures of our performance and believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results.

We caution investors that Contribution Margin and Contribution Margin Ratio are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and that Contribution Margin and Contribution Margin Ratio, as we define them, may be defined or calculated differently by other companies. In addition, both Contribution Margin and Contribution Margin Ratio have limitations as analytical tools because they exclude certain significant recurring expenses of our business.

Our management uses Contribution Margin and Contribution Margin Ratio to:

- analyze the relationship between cost, volume and profit as revenue grows;
- measure how much profit is earned for any product or service sold; and
- measure how different management actions could affect the Company's total revenue and related cost levels.

The following table reconciles Contribution Margin and Contribution Margin Ratio to the most directly comparable GAAP measures, which are Operating income (loss) and Operating income (loss) margin (Operating income (loss) divided by Total revenue), respectively:

	IN THOUSANDS Three months ended March 31,	
	2022	2021
Total revenue	$ 167,811	$ 129,200
Less: total operating expenses	180,815	134,296
Operating income (loss)	$ (13,004)	$ (5,096)
Operating income (loss) margin	(8)%	(4)%
Add: fixed operating expenses	$ 50,150	$ 36,176
Contribution Margin	$ 37,146	$ 31,080
Contribution Margin Ratio	22%	24%

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